Exhibit 77Q


COHEN & STEERS DIVIDEND VALUE FUND, INC.

ARTICLES SUPPLEMENTARY


Cohen & Steers Dividend Value Fund, Inc., a Maryland corporation
(the Corporation) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, par value one-tenth of one cent ($.001) per share (the Common Stock), that the Corporation has authority to issue is increased by one hundred million (100,000,000) shares of Common Stock, of which fifty million (50,000,000) shares are classified as Class R Common Stock and fifty million (50,000,000) shares are classified as Class Z Common Stock.

SECOND: The shares of Class R Common Stock and Class Z Common Stock have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common Stock as set forth in the charter of the Corporation.

THIRD: Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue two hundred million (200,000,000) shares of stock, all of which were shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of two hundred thousand dollars ($200,000), classified in four classes as follows:

		CLASS				SHARES

		Class A Common Stock		50,000,000
      Class B Common Stock		50,000,000
      Class C Common Stock		50,000,000
		Class I Common Stock		50,000,000

FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is three hundred million (300,000,000) shares of stock, all of which are shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of three hundred thousand dollars ($300,000), classified in six classes as follows:






		CLASS				SHARES

		Class A Common Stock		50,000,000
		Class B Common Stock		50,000,000
      Class C Common Stock		50,000,000
		Class I Common Stock		50,000,000
		Class R Common Stock		50,000,000
		Class Z Common Stock		50,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to
Section 2-105(c) of the Maryland General Corporation Law and classified the additional shares under the authority contained in the charter of the Corporation.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Cohen & Steers Dividend Value Fund, Inc.
has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 23rd day of July, 2014.

ATTEST:						COHEN & STEERS
DIVIDEND VALUE FUND, INC.



/s/ Tina M. Payne					      /s/Adam M. Derechin
Tina M. Payne				Adam M. Derechin
Assistant Secretary			President




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